Exhibit 99.1

PRESS RELEASE       SOURCE: WPCS International Incorporated

WPCS Outlines Short-Term Strategic Plan

EXTON, PA — (PR Newswire-First Call) - April 12, 2006 - NASDAQ: WPCS - News) WPCS International Incorporated (WPCS), today announced that it has completed an agreement to modify the registration rights agreement associated with the common stock and warrants issued in November 2004 affected by EITF 00-19. This modification will eliminate the provision for penalties resulting from not maintaining the effectiveness of the registration statement related to these common shares and shares underlying the warrants.

Therefore, as of April 11, 2006, WPCS expects to record a credit of approximately $7.3 million against previously posted non-cash charges, which will generate an estimated EPS of $1.47 to $1.51 per diluted share on a GAAP basis in the current fourth quarter ending April 30, 2006. WPCS will no longer incur any non-cash charges pertaining to the warrants from this equity raise. In addition, the liabilities recorded on the balance sheet due to EITF 00-19 will be reclassified to shareholders’ equity thereby re-establishing the positive net tangible asset value of the company.

In February 2006, WPCS filed an SB-2 registration statement with the SEC for a secondary equity offering of approximately 2 million common shares to be used primarily for acquisitions and working capital. As stated in the March 22, 2006 investor conference call, the company has decided not to proceed with this offering due to market conditions. However, WPCS will continue to pursue its acquisition strategy with current available cash and to that end, WPCS today completed a sale of 876,931 registered shares of common stock to an institutional investor, priced at $7.00 per share with no warrants. In addition, this investor agreed to waive the anti-dilution provisions in its warrant agreement dated November 16, 2004.

Andrew Hidalgo, CEO of WPCS, commented: “WPCS continues to have a successful year and we are reaffirming the non-GAAP EPS guidance of $0.58 for FY2006, which ends on April 30, 2006. Our new short-term strategy has allowed us to reverse previously recorded non-cash charges and terminate any future non-cash charges associated with the warrants affected by EITF 00-19. Also, by agreeing to a smaller registered direct sale, WPCS can continue with its organic and acquisition growth plans which will give us the opportunity to increase our EPS target for fiscal year 2007, beginning May 1, 2006. The WPCS management team is excited about the short-term strategic plan and looks forward to building long-term value for our shareholders.”

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration, trenching, electrical work, structured cabling, testing and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit the website at www.wpcs.com.

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Heather Tocket / Corporate Communications Manager
WPCS International Incorporated
610-903-0400 x102
ir@wpcs.com